Exhibit 18.1
December 8, 2021

Stitch Fix, Inc.
1 Montgomery Street, Suite 1500
San Francisco, California 94104

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended October 30, 2021, of the facts relating to the change in the method of determining inventory cost from specific-identification to first-in-first-out (FIFO). We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Stitch Fix, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Stitch Fix, Inc. and its subsidiaries as of any date or for any period subsequent to July 31, 2021. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Stitch Fix, Inc., or on the financial position, results of operations, or cash flows of Stitch Fix, Inc. and its subsidiaries as of any date or for any period subsequent to July 31, 2021.

Yours truly,
/s/ DELOITTE & TOUCHE LLP